UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2017

Sajan, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36600 (Commission File Number)	41-1881957 (IRS Employer Identification No.)

625 Whitetail Blvd., River Falls, Wisconsin (Address of principal executive offices)		54022 (Zip Code)

(715) 426-9505

(Registrant’s telephone number, including area code)

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement

On April 25, 2017, Sajan, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amplexor USA Inc., a Delaware corporation (“Buyer”), and Amplexor Falcon, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company with the Company remaining as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Buyer (the “Merger”).

At the effective time of the Merger, each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), that is issued and outstanding immediately prior to the effective time of the Merger (other than shares held in the Company’s treasury immediately prior to the effective time of the Merger, which will be cancelled and retired without payment, and any dissenting shares) will be cancelled and converted into the right to receive the merger consideration of $5.83 per share in cash, without interest and subject to any applicable withholding taxes. Each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the effective time of the Merger, whether or not then vested or exercisable, will, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the holder of that Company Stock Option or any other person, immediately accelerate and vest and become exercisable and will be cancelled and converted into the right to receive from Buyer and the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the excess, if any, of the per share merger consideration over the per share exercise price of such Company Stock Option, less any applicable tax withholding.

Among other closing conditions that are customary in transactions of this type, the closing of the Merger and related transactions is contingent upon the satisfaction or waiver of the following: (a) the holders of a majority of the outstanding shares of Company Common Stock must have adopted the Merger Agreement and approved the completion of the Merger at a special meeting of stockholders; (b) the Company must have received regulatory approvals, if any, required by applicable law to complete the Merger; (c) the Company must have entered into an amended and restated employment agreement with Shannon Zimmerman; and (d) there must not have occurred any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

The Merger Agreement contains customary representations and warranties by the Company, Buyer and Merger Sub. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of the business of the Company between signing and closing, restrictions on the Company regarding soliciting and responding to alternative business combination transactions, governmental filings and approvals, and other matters.

Subject to certain limited exceptions, the Merger Agreement prohibits the Company’s solicitation of proposals relating to alternative business combination transactions and restricts the Company’s ability to furnish non-public information to, or participate in any discussions or negotiations with, any third party with respect to any such transaction.

The Merger Agreement includes a remedy of specific performance for the Company, Buyer and Merger Sub. The Merger Agreement also contains termination rights for each of the Company and Buyer. Among those rights, the Company or Buyer may terminate the Merger Agreement if the Merger has not occurred on or before October 25, 2017 or if the stockholders of the Company do not adopt the Merger Agreement and approve the Merger at the special meeting.

The Merger Agreement further provides that upon termination of the Merger Agreement under specified circumstances, including termination by the Company to accept and enter into a definitive agreement with respect to an unsolicited superior proposal, the Company will be required to pay a termination fee of $1,500,000 (the “Company Termination Fee”). A superior proposal is a bona fide written proposal made by a third party involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company’s board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by the Merger Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making the superior proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such superior proposal, (d) the other terms and conditions of such superior proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such superior proposal deemed relevant by the Company Board and (e) any revisions to the terms of the Merger Agreement and the Merger proposed by Buyer after receipt of the superior proposal. Any such termination of the Merger Agreement by the Company is subject to certain conditions, including the Company’s compliance with certain notice and other procedures set forth in the Merger Agreement, the entrance into a definitive agreement by the Company with a third party with respect to such alternative business combination transaction and payment of the Company Termination Fee by the Company to Buyer.

Under the terms of the Merger Agreement, the directors and officers of Merger Sub, in each case, immediately prior to the effective time of the Merger will, from and after the effective time, be appointed as the directors and officers, respectively, of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

The board of directors of the Company and a special committee of disinterested directors of the board of directors of the Company, among other things, (i) declared the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) recommended that the Company’s stockholders approve the Merger and adopt the Merger Agreement and (iv) directed that the approval of the Merger and the adoption of the Merger Agreement be submitted to the stockholders of the Company.

Amplexor International S.A., the direct or indirect owner of all of the equity interests of Buyer and the Merger Sub has guaranteed all obligations and liabilities of any nature of Buyer under the Merger Agreement.

The foregoing summary of the material terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and which is incorporated herein by reference. The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement, and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, the representations, warranties and covenants in the Merger Agreement may have been qualified by disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Buyer, Merger Sub or any of their respective subsidiaries or affiliates.

Additional Information and Where to Find It

In connection with the transaction, the Company expects to file with the Securities Exchange Commission (the “SEC”), and mail to stockholders, a proxy statement on Schedule 14A inviting stockholders to a special meeting to, among other things, consider and vote on a proposal to adopt the Merger Agreement and approve the Merger.  Stockholders are urged to carefully read these materials (and any amendments or supplements) and any other relevant documents that Sajan, Inc. files with the SEC when they become available because they will contain important information. These materials will be made available free of charge on the Company’s website at www.sajan.com/company/investor-relations/ when available. In addition, all of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Stockholders may also obtain free copies of the documents filed by the Company with the SEC by contacting the Company’s Corporate Secretary, Thomas P. Skiba, by mail at Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin 54022 or by phone at (715) 426-9505.

Participants in the Solicitation

This Form 8-K is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company. The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed Merger. Information regarding the Company’s directors and executive officers is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 27, 2016. Information regarding other persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed Merger will be set forth in the proxy statement for the Company’s special stockholder meeting. Additional information regarding these individuals and Sajan’s directors and officers and any direct or indirect interests they may have in the proposed Merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed Merger.

Forward-Looking Statements

Statements in this current report on Form 8-K regarding the Merger and other transactions contemplated by the Merger Agreement, the expected timetable for completing the Merger and other transactions contemplated by the Merger Agreement, and any other statements by management of the Company concerning future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the parties and their management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, including the receipt of affirmative votes of holders of a majority of the issued and outstanding shares of Company Common Stock approving the Merger and adopting the Merger Agreement, and the possibility that the Merger will not be completed, or if completed, not completed on a timely basis.

The Company cannot give any assurance that any of the transactions contemplated by the Merger Agreement will be completed or that the conditions to the Merger will be satisfied. A further list and description of additional business risks, uncertainties and other factors can be found in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016, as well as other Company SEC filings. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov and www.sajan.com. Many of the factors that will determine the outcome of the subject matter of this communication are beyond the Company’s ability to control or predict. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 8.01.	Other Events.

On April 26, 2017, the Company issued a press release announcing that it entered into the Merger Agreement. A copy of the press release is included with this current report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated April 25, 2017 by and among Sajan, Inc., Amplexor USA Inc., and Amplexor Falcon, Inc.*

99.1	Press Release issued by Sajan, Inc. dated April 26, 2017.

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Sajan, Inc. agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAJAN, INC.

By: /s/ Thomas P. Skiba
Thomas P. Skiba, Chief Financial Officer

Date: April 26, 2017

SAJAN, INC.

FORM 8-K CURRENT REPORT

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated April 25, 2017 by and among Sajan, Inc., Amplexor USA Inc., and Amplexor Falcon, Inc.*

99.1	Press Release issued by Sajan, Inc. dated April 26, 2017.

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Sajan, Inc. agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.